UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report:

February 11, 2009

IdentiPHI, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-20270	95-4346070
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

13809 Research Blvd, Suite 275

Austin, Texas 78750

(Address of principal executive offices)

(512) 492-6220

(Registrant’s telephone number, including area code)

(Registrant’s former name and former address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this current report on Form 8-K, unless the context otherwise requires, the terms “we,” “us,” “the Company,” and “IdentiPHI” refer to IdentiPHI, Inc., a Delaware corporation.

Item 1.03	Bankruptcy or Receivership.

On February 11, 2009, IdentiPHI, Inc. filed a voluntary petition (the “Chapter 11 Petition”) for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Western District of Texas, Austin Division (the “Court”).

In connection with the Chapter 11 Petition, we filed motions seeking Court approval of a Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement (the “DIP Credit Agreement”) by and between IdentiPHI, Inc. and Passlogix, Inc. The DIP Credit Agreement, substantially in the form attached to the motions filed with the Court, provides for a revolving credit commitment of up to $500,000.

In addition, we intend to file motions seeking Court approval of a transaction pursuant to which we would sell all of our assets to Passlogix, Inc., or to the highest bidder, pursuant to Section 363 of Chapter 11 of the Bankruptcy Code. Under the terms of an agreement-in-principal with Passlogix, Passlogix would pay us $1,300,000 in cash and credits from the DIP financing for all of our assets. Passlogix would not assume any of our liabilities except to the extent necessary to assume any executory contracts selected by the purchaser. We intend to continue to manage our properties and operate our business as a “debtor-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code, pending the closing of the asset sale.

These bankruptcy filings were necessitated by our inability to obtain additional funds through the issuance of additional equity or debt securities or other sources of financing. Based on our current information, we believe that our assets will be insufficient to satisfy the claims of all creditors and it is unlikely that our stockholders will be eligible to participate in any distributions of our assets, whether or not the asset sale described above is consummated.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The filing of the Chapter 11 Petition described in Item 1.03 above constitutes or may constitute an event of default or otherwise triggers or may trigger repayment obligations under the express terms of certain instruments and agreements relating to our direct financial obligations. As a result of such an event of default or triggering event, all obligations under these instruments and agreements would by the terms of such instruments or agreements have or may have become automatically and immediately due and payable. We believe that any efforts to enforce such payment obligations under such instruments or agreements are stayed as a result of the filing of the Chapter 11 Petition in the Court. These instruments and agreements include:

•	8.0% Convertible Promissory Note, payable to Key Ovation, LLC, dated November 11, 2008, in the aggregate principal amount of $2,152,806;

•	Convertible Unsecured Promissory Notes, payable to Key Ovation, LLC, dated December12, 2008, and December 19, 2008, in the aggregate principal amount of $89,500;

•	Security Agreement, dated as of June 30, 2008, and amended as of November 11, 2008, by and between IdentiPHI, Inc. and Key Ovation, LLC;

•	Promissory Note, payable to Richard P. Kiphart, dated February 8, 2008, in the aggregate principal amount of $150,000; and

•	Various capital leases and/or operating leases, some or all of which may require notice to us before the occurrence of an event of default or triggering event.

Key Ovation beneficially owns more than 10% of our common stock. Chris Linegar, a beneficial owner of more than 10% of our common stock, is the principal member of Key Ovation. Peter A. Gilbert, a beneficial owner of more than 10% of our common stock and our former Vice Chairman and Senior Vice President of Sales and Marketing, and Mark A. Norwalk, a beneficial owner of more than 5% of our common stock and our Chief Technology Officer, are also members of Key Ovation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDENTIPHI, INC.

Dated: February 12, 2009	By:	/s/ Jeffrey T. Dick
Jeffrey T. Dick Chief Financial Officer

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